Exhibit 23.A



We have issued our report dated June 9, 1997 accompanying the consolidated financial statements of Environmental Tectonics Corporation and subsidiary included in the Annual Report on Form 10-KSB for the year ended February 28, 1997 which are incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP
/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
June 12, 1997